EXHIBIT 10.1

CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN FILED SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION

AMENDMENT AND CONSENT AGREEMENT

THIS AMENDMENT AND CONSENT AGREEMENT (“Amendment and Consent”), is made as of May 14, 2005 by and among Indevus Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware and having its principal office at 99 Hayden Avenue, Suite 200, Lexington, MA 02421, United States (“Indevus”), Odyssey Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware and having its principal office at 200 Park Avenue, Florham Park, NJ 07932, United States (“Odyssey”), and Saturn Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware and having its principal office at c/o Domain Associates, One Palmer Square, Suite 515, Princeton, NJ 08542, United States (“Saturn”). Indevus, Odyssey and Saturn are collectively referred to herein as the “Parties”.

W I T N E S S E T H:

WHEREAS, Indevus and Odyssey are parties to a License, Commercialization and Supply Agreement dated as of April 6, 2004, as amended by Amendment No. 1 thereto made as of April 30, 2005 (the “Agreement”);

WHEREAS, simultaneously with the execution of this Amendment and Consent, Saturn and Odyssey are entering into the Asset Purchase Agreement (as defined below), pursuant to which Odyssey is assigning to Saturn certain assets of Odyssey, including Odyssey’s rights in and under the Agreement, and Saturn is assuming certain liabilities of Odyssey;

WHEREAS, the Agreement requires the prior written consent of Indevus to any such assignment by Odyssey to Saturn and Indevus is willing to grant such consent, upon the terms and subject to the conditions set forth in this Amendment and Consent; and

WHEREAS, in connection with the Asset Purchase Agreement and Indevus’s consent thereto, Indevus and Saturn desire to amend certain provisions of the Agreement to reflect the agreements of Indevus and Saturn, as of the Amendment Effective Date.

NOW, THEREFORE, in consideration of the premises contained herein, and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the Parties hereto agree as follows:

1. Definitions and References.

Capitalized terms not otherwise defined in this Amendment and Consent shall have the meaning ascribed to them in the Agreement. The following terms, where used in the singular or plural, shall have the respective meanings set forth below:

“Amendment Effective Date” means the date on which this Amendment and Consent shall become effective, which shall be the date of the closing of the sale and purchase of the assets provided for in the Asset Purchase Agreement.

“ANDA” means an Abbreviated New Drug Application pursuant to Section 505 (j) of the Act with respect to any product that contains the Compound as an active ingredient, or any successor application or process relating to authorization of a generic version of Product for marketing in the Territory.

“Asset Purchase Agreement” means the asset purchase agreement entered into as of the date hereof by and between Odyssey and Saturn.

“Assignment and Assumption” means the assignment by Odyssey to Saturn of Odyssey’s rights and obligations in and under the Agreement and the assumption by Saturn of the Obligations pursuant to this Amendment and Consent.

“Financing Commitments” has the meaning set forth in Paragraph 9(c)(iii) of this Amendment and Consent.

“Obligations” has the meaning set forth in Paragraph 3 of this Amendment and Consent.

“Odyssey Retained Obligations” has the meaning set forth in Paragraph 4 of this Amendment and Consent.

“PLIVA” means PLIVA d.d., a company organized and existing under the laws of Croatia and having its principal office at Ulica grada Vukovara 49, 10000 Zagreb, Croatia.

“Pro Forma Net Worth” means the non-binding, good faith estimate of Saturn of the amount by which the total assets of Saturn exceed the total liabilities of Saturn as of the Amendment Effective Date, giving pro forma effect to the Assignment and Assumption, the funding of the amounts referred to in the Financing Commitments, and the closing of the transactions contemplated by the Asset Purchase Agreement, including payment of the Purchase Price.

“Purchase Price” means the amount paid and/or payable by Saturn to Odyssey or any of its Affiliates in connection with the Asset Purchase Agreement.

“Transition Services Agreement” means the Transition Services Agreement referred to in the Asset Purchase Agreement, to be entered into on the Amendment Effective Date by and between Odyssey and Saturn.

Where words and phrases are used herein in the singular, such usage is intended to include the plural forms where appropriate to the context, and vice versa. The words “including”, “includes” and “such as” are used in their non-limiting sense and have the same meaning as “including without limitation” and “including but not limited to”. References to Articles or Sections are to the same with all their subparts as they appear in the Agreement. References to Paragraphs are to the numbered paragraphs with all their subparts as they appear in this Amendment and Consent.

2. Amendments to the Agreement. Effective as of and after the Amendment Effective Date, except (i) with respect to any period(s) under the Agreement occurring or ending prior to the Amendment Effective Date; and (ii) as otherwise set forth in this Amendment and Consent, including in Paragraph 4 hereof, the Agreement is hereby amended as set forth in this Paragraph 2 of this Amendment and Consent:

(a) As of and after the Amendment Effective Date, all references to “Odyssey” in the Agreement shall be changed to and construed as “Saturn”, mutatis mutandis.

(b) As of the Amendment Effective Date, Sections 1.2, 1.9, 1.42, 1.64, 1.69, 6.3, 6.5 (a), 6.5 (d) and 7.3 of the Agreement shall be deleted in their entireties, shall be of no further force and effect and shall be replaced with the word “Reserved” and all internal references to such sections shall be deemed deleted.

(c) As of the Amendment Effective Date, the following Sections of Article 1 of the Agreement shall be amended and restated to read in their entirety as follows:

“1.24 “Deficient Quarter” means any Calendar Quarter in which the Indevus Sales Force fails to deliver 100% of the Quarterly Indevus Details applicable to such Calendar Quarter.”

“1.28 “Detail Requirements Period” means the period commencing on the Detail Commencement Date for Trospium Twice-Daily and expiring on December 31, 2008, or such other date as the parties may mutually agree.”

“1.39 “High Potential Target Prescribers” means Target Prescribers.”

“1.51 “Initial Promotion Budget” means the budget relating to the Promotion of the Product and setting forth Promotion Expenses for the period commencing on the date of FDA Approval through the Amendment Effective Date.”

“1.53 “Launch Period” means the period commencing with the Launch Date and expiring on December 31, 2005, provided, however, that solely for the purposes of Section 14.5 of this Agreement, “Launch Period” means the period commencing with the Launch Date and expiring on August 31, 2005.”

“1.56 “License Period” shall have the meaning set forth in Section 12.1. The Parties acknowledge and agree that as of the Amendment Effective Date, the License Period is currently effective and the Copromotion Period has been terminated.”

“1.84 “Promotion Plan” means the then-current plan relating to the Promotion of Product, as contemplated by and in accordance with the requirements of Section 5.2.”

“1.87 “Representative” means a sales representative employed (or in the case of Saturn, otherwise engaged) on a full-time basis by a Party to conduct Details pursuant to this Agreement.”

“1.88 “Royalty Year” means, for the first Royalty Year, the period commencing on the Amendment Effective Date and expiring on June 30, 2006 and for each Royalty Year thereafter, each successive twelve month period commencing July 1, 2006.”

“1.99 “Target Prescribers” means those physicians determined to be high potential prescribers of urologic products to treat overactive bladder and set forth in a list specified in the Promotion Plan to the Marketing Committee.”

“1.102 “Third Party Royalties” means the amount payable by Saturn to Indevus pursuant to Section 6.4 (b), which amount is intended to reimburse Indevus for (a) payments required to be made by Indevus to Madaus based on Sublicensing Royalties or Minimum Royalties pursuant to Section 5.2 of the Madaus License, provided that the amounts payable by Saturn to Indevus pursuant to Sections 6.4 (b) shall not give effect to the credit due to Indevus from Madaus as provided for in Section 5.1 (a) of the Madaus License, and/or (b) payments required to be made by Indevus to Shire pursuant to Section 5.6.1 of the Shire Agreement with respect to Trospium Once-Daily.”

(d) As of the Amendment Effective Date, the following new Sections shall be added to Article 1 of the Agreement:

“1.109 “Amendment and Consent” means the Amendment and Consent Agreement made as of May14, 2005 and effective as of the Amendment Effective Date by and among Indevus, Saturn and Odyssey and, to the extent stated therein, PLIVA.”

“1.110 “Amendment Effective Date” means the date on which the Amendment and Consent became effective as set forth therein.

“1.111 “Commencement Notice” shall have the meaning set forth in Section 2.8 of this Agreement.”

“1.112 “Copromotion Agreement” means the agreement referred to in Section 2.8 of this Agreement.”

“1.113 “Copromotion Right” shall have the meaning set forth in Section 2.8 of this Agreement.”

“1.114 “Indevus Target Prescribers” means those Target Prescribers with whom, pursuant to the terms of this Agreement, the Indevus Dedicated Sales Force conducts Primary Position Details and Secondary Position Details, provided that such Target Prescribers shall be determined from the list of Target Prescribers agreed to in writing between the Parties prior to the Amendment Effective Date, as such list may be amended from time to time as part of the Promotion Plan with the written approval of both Parties.”

“1.115 “Minimum Royalties” means the amounts payable to Indevus by Saturn pursuant to Section 6.4 (a) (ii) of this Agreement, and paid pursuant to Section 6.5 (e) of this Agreement, which amounts are exclusive of Third Party Royalties payable by Saturn to Indevus under Section 6.4 (b) of this Agreement.”

“1.116 “New Saturn Product” shall have the meaning set forth in Section 2.8 (a) of this Agreement.”

“1.117 “Secondary Position Detail” means a promotional message involving a product delivered by a Representative during a face-to face contact with a Target Prescriber in which key product attributes are verbally presented after presenting a Primary Position Detail, consistent with the terms of this Agreement and, if applicable, the Copromotion Agreement, and where such product is given an important but not primary emphasis, and shall be at least thirty percent (30%) of the total time of the Detail. A Secondary Position Detail shall meet all of the requirements for a Detail, except as specified in this Section 1.117.”

(e) As of the Amendment Effective Date, the following shall be added after Section 2.7 of the Agreement as new Section 2.8 of the Agreement:

“2.8 Grant of Copromotion Right.

(a) Saturn hereby grants Indevus the right (the “Copromotion Right”) to copromote to the Indevus Target Prescribers a product, in addition to Product, promoted by the Saturn Sales Force and distributed by Saturn (a “New Saturn Product”), subject to the terms of this Section 2.8. Saturn shall offer Indevus the right to exercise the Copromotion Right through the earlier to occur of (i) December 31, 2007 and (ii) the date of Indevus’s third failure or election not to exercise its Copromotion Right for a New Saturn Product presented to Indevus pursuant to this Section 2.8. With respect to any New Saturn Product, Saturn shall give written notice to Indevus (the “Commencement Notice”) upon the earlier to occur of (A) sixty (60) days from the Amendment Effective Date, if at such date the Saturn Sales Force is promoting a New Saturn Product; or (B) to the extent practicable, reasonably in advance of the planned commencement by the Saturn Sales Force of the promotion of a New Saturn Product, in either case, providing Indevus with information relating to the New Saturn Product. Indevus shall have the right to exercise its Copromotion Right by delivery to Saturn of a written notice of exercise within ninety (90) days after the date on which Indevus receives the Commencement Notice. If Indevus does not exercise the Copromotion Right in respect of a New Saturn Product in a timely manner, the Copromotion Right for such New Saturn Product shall be deemed to have lapsed and no longer be of any force or effect with respect to such New Saturn Product. For clarity, a New Saturn Product shall refer to each preparation in final form with a primary active ingredient different from a Product, but all preparations with the same primary active ingredients shall be deemed to be the same New Saturn Product.

(b) In the event Indevus exercises the Copromotion Right, Indevus and Saturn shall negotiate in good faith to enter into an agreement (the “Copromotion

Agreement”), which agreement shall set forth the rights, responsibilities, and obligations of each party to such agreement with respect to the copromotion and detailing by Indevus of the New Saturn Product, including provisions addressing adverse events, sales and promotion activities and industry-standard compensation to Indevus, and such other commercially reasonable terms consistent with similar types of copromotion arrangements, it being understood that such Copromotion Agreement shall provide that, except as may be otherwise agreed to between the Parties, the Indevus Sales Force shall (i) detail the New Saturn Product as a Secondary Position Detail; (ii) provide in each Calendar Year during the Detail Requirements Period the same number of Secondary Position Details for the New Saturn Product as the number of Primary Position Details conducted by the Indevus Sales Force in such Calendar Year (pro-rated for any partial period in a Calendar Year); and (iii) be comprised of approximately 85 Representatives.”

(f) As of the Amendment Effective Date, Section 5.2(a), Section 5.2 (b), Section 5.2 (c), Section 5.2 (d) and Section 5.2 (e) of the Agreement shall be amended and restated to read in their entirety as follows:

(a) Annual Detail Requirements. For each Calendar Year of the Detail Requirements Period, the Marketing Committee shall determine by October 1 of the immediately preceding Calendar Year any changes in the number of Annual Indevus Details, all of which shall be Primary Position Details, to be delivered to the Indevus Target Prescribers. The determinations required to be made under this Section 5.2 (a) with respect to the Annual Indevus Details through the Calendar Year ending December 31, 2007 have been agreed to by the parties and are set forth on Schedule 5.2(a/b) – Detail Requirements. The determinations for the Calendar Year ending December 31, 2008 (“2008”) shall be mutually agreed to by the Parties by not later than June 30, 2007 provided, however, that the number of Annual Indevus Details for 2008 shall be either (i) [*]% of the number of Annual Indevus Details for the Calendar Year ending December 31, 2007 (“2007”), in which case all of the Annual Indevus Details for 2008 shall be Primary Position Details; or (ii) [*]% of the number of Annual Indevus Details for 2007, in which case all of the Annual Indevus Details for 2008 shall be Secondary Position Details; or (iii) such other allocation as may be mutually agreed to in writing by the Parties by not later than June 30, 2007.

(b) Quarterly Detail Requirements. For each Calendar Year of the Detail Requirements Period, the Marketing Committee will also determine how the number of Annual Indevus Details are to be allocated on a quarterly basis during each Calendar Quarter of such Calendar Year (the “Quarterly Indevus Details”). The determinations required to be made under this Section 5.2 (b) with respect to the Quarterly Indevus Details through the Calendar Year ending December 31, 2007 have been agreed to by the Parties and are set forth on Schedule 5.2(a/b) – Detail Requirements. The determinations for 2008 shall be mutually agreed to by the Parties by not later than June 30, 2007, provided that such allocation is consistent with the allocation of Annual Indevus Details set forth in Section 5.2 (a).

(c) Detail Adjustments. The Annual Indevus Details, Quarterly Indevus Details and the size of the Indevus Sales Force may be adjusted from time to

[*]	CONFIDENTIAL TREATMENT REQUESTED

time based on the Marketing Committee’s determination that the Product is promotionally sensitive as measured by immediate sales increases through promotional efforts and such other measurements of then-current market conditions (qualitative or/and quantitative) as may be commercially reasonable, provided, however, that any such adjustments shall be subject to the prior written approval of Indevus.

(d) Target Prescribers. For each Calendar Year, Saturn shall review with the Marketing Committee by October 1 of the immediately preceding Calendar Year the specific Target Prescribers for the Product and the planned copromotion coverage by Saturn and Indevus, provided, however, that (i) the Target Prescribers for the Indevus Dedicated Sales Force shall be the Indevus Target Prescribers; and (ii) Saturn may also conduct Details to the Indevus Target Prescribers.

(e) Promotion Expenses. For each Calendar Year, Saturn will, working with the Marketing Committee, by October 1 of the immediately preceding Calendar Year, prepare a Promotion Plan and budget, which will be reviewed by the Steering Committee.”

(g) As of the Amendment Effective Date, Section 5.3 (a), Section 5.3 (b), Section 5.3 (c)(i) (ii) and (iii), Section 5.3 (f) and Section 5.3 (h) of the Agreement shall be amended and restated to read in their entirety as follows:

“(a) Saturn intends to provide a professional fully-trained Sales Force including approximately 100 Representatives to support Saturn’s obligations under this Agreement (the “Saturn Sales Force”). The Saturn Sales Force shall include Representatives Promoting Product to Target Prescribers and sales managers and sales directors who shall observe and supervise each Saturn Representative in the field, including conducting and provide meaningful field evaluations, time supervision, territory management and field reports and other miscellaneous paperwork on behalf of the Saturn Sales Force. Saturn will provide the Marketing Committee at each meeting with a report with respect to the monthly number and composition of the Saturn Sales Force. Saturn acknowledges and agrees that the absence of a requirement in this Agreement that Saturn provide a specified minimum number of Representatives shall not in any way minimize Saturn’s commitment to Promote Product.”

“(b) The Saturn Sales Force may conduct details of products other than Product, as may be determined by Saturn from time to time. Saturn acknowledges and agrees that the absence of a requirement in this Agreement that Saturn provide a specified minimum number of annual or quarterly Details shall not in any way minimize Saturn’s commitment to Promote Product.”

(c)“(i) [Deleted] Reserved;”

“(ii) [Deleted] Reserved;”

“(iii) during the Detail Requirements Period, at least 75 Representatives included in the Indevus Dedicated Sales Force, at a reimbursement rate set forth in Section 6.4(c); and”

“(f) Failure to Meet Detail Requirements. If for any Calendar Quarter during the Detail Requirements Period, the Indevus Dedicated Sales Force delivers less than one hundred percent (100%) of the Quarterly Indevus Details as set forth on Schedule 5.2(a/b) for such Calendar Quarter, such Calendar Quarter shall be deemed a Deficient Quarter, and the foregoing shall be applicable: If the Indevus Dedicated Sales Force delivers less than [*] percent ([*]%) of the Quarterly Indevus Details applicable to the applicable Calendar Quarter, the Indevus Dedicated Sales Force shall cure the deficiency by delivering the deficient number of Details during the Cure Period in addition to its required Quarterly Indevus Details for the Cure Period.”

“(h) The actual number of Details made by the Indevus Dedicated Sales Force to Target Prescribers during each Calendar Quarter shall be determined and reported in accordance with the Call Reporting System provided by Saturn to Indevus under this Agreement during the Detail Requirements Period, which is intended to enable the Parties to fulfill their respective reporting obligations hereunder. Such numbers shall be reported by Indevus to Saturn in accordance with Section 6.5 (b).”

(h) As of the Amendment Effective Date, Section 5.4 shall be amended as follows: (i) in the first paragraph of Section 5.4, the second sentence is hereby deleted in its entirety and (ii) in Section 5.4 (d), in the first sentence, the words “by the Marketing Committee” are hereby deleted in their entirety.

(i) As of the Amendment Effective Date, Section 6.4 (a) of the Agreement shall be amended and restated in its entirety to read as follows:

“6.4 Additional Payments during License Period.

(a) Sublicensing Royalties/Minimum Royalties during License Period.

(i) In further consideration of the rights granted by Indevus hereunder, during the License Period, Saturn shall pay Indevus Sublicensing Royalties in an aggregate amount equal to the applicable percentages of aggregate annual Net Sales in the Territory set forth below under Royalty Rate in each Royalty Year by Saturn or its Affiliates:

Annual Net Sales	Royalty Rate
Up to US$75,000,000	15%
Over US$75,000,000 up to US$125,000,000	17.5%
Over US$125,000,000	20%

(ii) In further consideration of the rights granted by Indevus hereunder, Saturn shall pay Indevus the following “Minimum Royalties” during the first three Royalty Years in the event that Sublicensing Royalties paid to Indevus for such Royalty Year do not equal or exceed the Minimum Royalties:

Royalty Year	Minimum Royalties
First Royalty Year	US$	5,625,000
Second Royalty Year	US$	7,875,000
Third Royalty Year	US$	10,500,000

[*]	CONFIDENTIAL TREATMENT REQUESTED

The Sublicensing Royalties and/or Minimum Royalties payable to Indevus pursuant to this Section 6.4 (a) are exclusive of the Third Party Royalties payable to Indevus under Section 6.4 (b) below and shall be paid in accordance with Section 6.5 (e) and (f).”

(j) As of the Amendment Effective Date, Section 6.4 (c) of the Agreement shall be amended and restated in its entirety to read as follows:

“(c) Dedicated Sales Force Reimbursement.

(i) Saturn shall pay Indevus, as sales force reimbursement for the Indevus Dedicated Sales Force, (A) during each of the Calendar Years ending December 31, 2005, 2006 and 2007, an amount aggregating US$8,750,000 per Calendar Year (provided, however, that for the Calendar Year ending December 31, 2005, such amount shall be pro-rated for the period commencing as of the Amendment Effective Date and expiring on December 31, 2005), and (B) for 2008, an amount aggregating US$4,375,000, provided, however, that for 2008, this amount assumes that the Indevus Dedicated Sales Force will conduct during 2008 either (i) [*]% of the number of Annual Indevus Details for 2007, in which case all of the Annual Indevus Details for 2008 shall be Primary Position Details; or (ii) [*]% of the number of Annual Indevus Details for 2007, in which case all of the Annual Indevus Details for 2008 shall be Secondary Position Details; or (iii) such other allocation as may be mutually agreed to in writing by the Parties by not later than June 30, 2007.

(ii) The sales force reimbursement amounts set forth above: (A) shall be payable monthly in accordance with Section 6.5 (c); (B) shall be subject to industry standard cost-of-living increases after the Amendment Effective Date of the Amendment and Consent (not to exceed the percentage change in the National Compensation Survey, Private Industry Compensation as reported by the Department of Labor, Bureau of Labor Statistics, or successor agency since the last increase hereunder); and (C) assume that Indevus Dedicated Sales Force contains at least 75 Representatives and shall be reduced on a proportional basis in the event that the Indevus Dedicated Sales Force contains less than 75 Representatives as a result of an adjustment under Section 5.2 (c).”

(k) As of the Amendment Effective Date, Section 6.5 (b) of the Agreement shall be amended and restated in its entirety to read as follows:

“(b) Within thirty (30) days following the end of each Calendar Quarter that begins or ends during the Detail Requirements Period, Indevus shall submit

[*]	CONFIDENTIAL TREATMENT REQUESTED

to Saturn a report containing an accounting of all Details performed by the Indevus Dedicated Sales Force to the Target Prescribers during such Calendar Quarter. Such accounting shall include, to the extent available from the Call Reporting System provided to Indevus by Saturn, a summary of actual physician data, the number of Details made, the number of Deficient Details, if any, the date on which such Details were made and the location made. If Indevus is subject to a deficiency in Detailing for such Calendar Quarter, Indevus shall initiate a program to correct for the deficiency during or before the end of the Cure Period.”

(l) As of the Amendment Effective Date, Section 6.5 (e) of the Agreement shall be amended and restated in its entirety to read as follows:

“(e) Within thirty (30) days after the end of each Calendar Quarter during the License Period, Saturn shall furnish to Indevus a written report for the Calendar Quarter showing all Net Sales for the Products sold by Saturn or its Affiliates during the reporting period and for that Royalty Year to date (including the total number of units of each Product used and/or sold hereunder, and a reconciliation to Net Sales, including a breakdown of all deductions from the gross amount invoiced to arrive at Net Sales, provided, however, that in calculating Net Sales for any Calendar Quarter, no deductions shall be taken with respect to any Product for which Sublicensing Royalties were paid or payable to Indevus prior to or on the Amendment Effective Date) and a calculation of Sublicensing Royalties, Third Party Royalties and/or other payments payable to Indevus under this Agreement. Each such report shall be accompanied by payment of the Third Party Royalties and the Sublicensing Royalties payable for such Calendar Quarter (calculated in accordance with subsection (f) below). If the report shows that the total of such Sublicensing Royalties for the applicable Royalty Year are less than the pro rated portion of the Minimum Royalties due pursuant to Section 6.4 (a) (ii) of the Agreement, then Saturn shall pay to Indevus the difference between the pro rated portion of the Minimum Royalties and the cumulative Sublicensing Royalties paid during such Royalty Year, provided, however, that any amounts of pro rated Minimum Royalties shall be credited against future Sublicensing Royalties for the applicable Royalty Year. For example, if in the first Royalty Year, Calendar Quarterly Sublicensing Royalties are as follows: Q1 $1 million, Q2 $2 million, Q3 $1 million and Q4 $2 million, then the following calculations shall apply: Q1 — Saturn would pay to Indevus $1,406,250 (i.e., 25% of the applicable Minimum Royalty); Q2 — Saturn would pay to Indevus $1,593,750 (i.e., $3,000,000 minus $1,406,250); Q3 — Saturn would pay to Indevus $1,218,750 (i.e., $4,218,750 minus $3,000,000); Q4 — Saturn would pay to Indevus $1,781,250 (i.e., $6,000,000 minus $4,218,750); for cumulative payments to Indevus during the first Royalty Year of $6,000,000, which is greater than the Minimum Royalties for the first Royalty Year.”

(m) As of the Amendment Effective Date, Section 6.5 (f) of the Agreement shall be amended and restated in its entirety to read as follows:

“(f) In order for Indevus to receive compensation on a quarterly basis, Saturn shall pay to Indevus, for each Calendar Quarter, (i) Third Party Royalties based on the amounts actually payable for such Calendar Quarter as determined in accordance with Section 6.5 (e) above; and (ii) Sublicensing Royalties based on the cumulative Net Sales for the applicable Royalty Year to date, less Sublicensing Royalties or Minimum Royalties (during the first three Royalty Years) for the previous Calendar Quarters in such Royalty Year calculated pursuant to Section 6.5 (e) above.”

(n) As set forth in Section 10.3 of the Agreement, from and after the Amendment Effective Date, all safety related reports and correspondence shall be addressed to, for Saturn, Lawrence T. Friedhoff, MD, PhD, FACP, Pharmaceutical Special Projects, LLC, 525 River Vale Road, River Vale, New Jersey 07675; or to such other safety representative as may be designated by Saturn.

(o) The Parties acknowledge and agree that as of the Amendment Effective Date, all Annual Forecast Amounts previously provided by Odyssey in respect of Finished Product and Samples, shall be of no further force or effect. By not later than August 24, 2005, Saturn will submit to Indevus revised forecasts as required by Section 14.5 of the Agreement.

(p) As of the Amendment Effective Date, Section 15.2 of the Agreement shall be amended to restate in its entirety clause (ii) thereof to read as follows:

“(ii) Saturn may assign this Agreement to any Affiliate of Saturn at the time of such assignment or in connection with the transfer or sale of Saturn’s business or all or substantially all of Saturn’s assets as a whole or in the event of a merger, consolidation, change in control or similar corporate transaction with respect to Saturn (any of the foregoing, a “Corporate Transaction”), without such consent; provided, however, that:

(A) such consent shall be required in connection with the transfer or sale of all or substantially all of Saturn’s assets relating to Product, except where such transfer or sale would constitute a transfer or sale of all or substantially all of Saturn’s assets as a whole and would constitute a Corporate Transaction;

(B) in the event Saturn or any of its Affiliates (1) signs a definitive agreement with respect to a Corporate Transaction by operation of which Saturn or any of its Affiliates would (A) acquire a product which causes the Department of Justice or the Federal Trade Commission (or any successor or other federal agency similar thereto) to require the divestiture (a “Divestiture Causing Product”) of either the Divestiture Causing Product or Product; or (B) be acquired by or merge with a Third Party who has a Divestiture Causing Product, or (2) as a result of any other event or transaction or series of events or transactions, engages in a Corporate Transaction that results in the common ownership of both Product and a Divesture Causing Product; then Saturn or its Affiliate (or the other Party to the Corporate Transaction) shall divest the Divesture Causing Product, provided that any divestiture of Product will result in the automatic termination of this Agreement; and

(C) such assignment shall not relieve Saturn of its responsibilities for performance of its obligations under this Agreement, and further provided that, in the event of any such assignment, any payment due to Indevus under this Agreement must be received in its full amount by Indevus in the United States without any withholding or deduction therefrom and any payment made by Indevus to any such Saturn assignee organized in a country outside the United States shall be net of any applicable withholding tax.”

(q) As of the Amendment Effective Date, Section 15.13 of the Agreement shall be deleted in its entirety and shall be of no further force and effect.

(r) As of the Amendment Effective Date, (i) Schedule 1.98 to the Agreement shall be amended and restated in its entirety, as set forth on Schedule A attached to this Amendment and Consent; (ii) Schedules 3.1, 3.2 and 3.3 to the Agreement shall be amended and restated in their entirety to delete the references to the Odyssey representatives and add to such Schedules the initial Saturn representatives to the Steering Committee, Development Committee and Marketing Committee, respectively, and such Schedules shall be superceded and replaced with Schedules 3.1, 3.2 and 3.3 attached to this Amendment and Consent as set forth on Schedule D attached to this Amendment and Consent; and (iii) Schedule 5.2(a/b) to the Agreement shall be amended and restated in its entirety as set forth on Schedule E attached to this Amendment and Consent.

3. Assignment and Assumption.

Upon and as of the Amendment Effective Date and the effectiveness of the Asset Purchase Agreement, Odyssey has assigned to Saturn all of Odyssey’s right, title and interest in and to the Agreement, and Saturn has assumed and hereby agrees to bear and be responsible for and to perform and satisfy all of Odyssey’s responsibilities, duties (including compliance with all Laws), obligations, claims, damages, liabilities, debts, burdens and problems of any nature whatsoever (collectively, the “Obligations”) under the Agreement, as amended by this Amendment and Consent, from and after the Amendment Effective Date, except for the Odyssey Retained Obligations.

4. Odyssey Obligations.

(a) Subject to the provisions of this Paragraph 4 of this Amendment and Consent and the terms and conditions of the Agreement, Odyssey shall continue to be responsible for, and agrees with Indevus to satisfy and discharge when due and payable in accordance with the terms of the Agreement, its responsibilities, duties (including compliance with all Laws), obligations, claims, damages, liabilities, debts, burdens and problems of any nature under the Agreement (including under Article 13 of the Agreement, as amended pursuant to Paragraph 4(c) of this Amendment and Consent), whether matured, unmatured, liquidated or unliquidated, fixed or contingent, or known or unknown, that arose or relate to periods occurring prior to or ending on the Amendment Effective Date, or that Odyssey covenants and agrees to perform or satisfy pursuant to this Amendment and Consent (collectively, the “Odyssey Retained Obligations”).

(b) Notwithstanding the provisions of Paragraph 4 (a) of this Amendment and Consent, the outstanding amounts as of the Amendment Effective Date of the Odyssey Retained Obligations set forth on Schedule B to this Amendment and Consent (the outstanding amounts of which as of the date hereof are set forth on Schedule B) shall be immediately due and payable and shall be paid by Odyssey to Indevus on the Amendment Effective Date by wire transfer of immediately available funds to an account designated by Indevus. Indevus shall provide Odyssey with a schedule of additional amounts of the Odyssey Retained Obligations set forth on Schedule B that are incurred prior to the Amendment Effective Date within three (3) Business Days prior to the planned Amendment Effective Date, provided that Odyssey provides to Indevus prior to such time with the information required to provide the amount referred to in paragraph 2 of Schedule B.

(c) In addition to the Odyssey Retained Obligations, and in addition to any other provisions of the Agreement which by their terms continue after the expiration of the Agreement, Odyssey shall continue to be bound by the following provisions of the Agreement, the terms of which are hereby incorporated by reference herein and shall survive and remain in full force and effect as between Odyssey and Indevus: Section 6.6, provided, however, that solely for purposes of this Paragraph 4 of this Amendment and Consent, effective from and after the Amendment Effective Date, all references in such Section 6.6 to “thirty-six (36) months” shall be deemed amended to read “twelve (12) months”; Article 11-Confidentiality and Publicity; Article 13-Indemnification and Insurance and any defined terms set forth in Article 1 of the Agreement referenced in such Section or Articles; provided, however, that solely for the purposes of this Paragraph 4 of this Amendment and Consent, effective from and after the Amendment Effective Date, (i) the following shall be deemed to be added to each of Section 13.2 and 13.3 of the Agreement before the words “provided, however,” in each of such sections: “in each case to the extent such Claim(s) or Losses arose out of, result from, or relate to any of the foregoing that occurred prior to the Amendment Effective Date”; and (ii) the following shall be deemed added to the first sentence of Section 13.7 of the Agreement, after the words “Product Liability Claim”: whether existing now or arising in the future, if arising out of, resulting from or relating to acts or omissions that occurred prior to the Amendment Effective Date”. In addition, without limiting the generality of the foregoing, Odyssey shall maintain, for a period of three (3) years after the Amendment Effective Date, the insurance referred to in Section 13.8 of the Agreement and shall, at Indevus’s reasonable request, provide Certificates of Insurance to Indevus evidencing the coverage specified therein.

(d) PLIVA hereby irrevocably and unconditionally guarantees to Indevus the prompt and full discharge by Odyssey (and/or any Affiliate of Odyssey or PLIVA to which Odyssey assigns, sublicenses or delegates any of its rights, covenants, agreements or liabilities or obligations under this Amendment and Consent), of all of the Odyssey Retained Obligations when and as the same shall become due and payable and PLIVA agrees with Indevus that PLIVA shall cause Odyssey or such Odyssey Affiliate (or Affiliate of PLIVA) to perform or discharge, as the case may be, the Odyssey Retained Obligations. PLIVA acknowledges and agrees that, with respect to all Odyssey Retained Obligations to pay money, provided that Indevus has provided Odyssey or PLIVA adequate written notice of Odyssey’s failure to pay, such guaranty shall be a guaranty of collection only and shall not be conditioned or contingent upon the pursuit of any remedies against Odyssey, provided that any payments due to Indevus under this Amendment and Consent must be received in its full amount by Indevus in the United States, without any withholding or deduction therefrom. If Odyssey or any such Odyssey Affiliate shall default in the due and punctual performance of any Odyssey Retained Obligation, including the full and timely payment of any amount due and payable pursuant to any Odyssey Retained Obligation, PLIVA will forthwith cause to be performed such Odyssey Retained Obligation and will forthwith make full payment to Indevus of any amount due with respect thereto at its sole cost and expense.

(e) Notwithstanding any other provision of this Amendment and Consent, and subject to the other provisions of this Paragraph 4, all references in this Paragraph 4 to the “Agreement” are, solely for the purposes of this Paragraph 4, to the Agreement as in effect prior to and without giving effect to any of the amendments to the Agreement contemplated by and set forth in Paragraph 2 of this Amendment and Consent, except for Paragraph 2(q) of this Amendment and Consent which shall be effective from and after the Amendment Effective Date.

5. Transition and Transition Team.

(a) Saturn and Indevus shall cooperate with each other, and shall cause their officers, employees, agents, auditors, Affiliates and representatives to cooperate with each other, after the Amendment Effective Date for the period set forth below, for purposes of (i) facilitating the orderly transition of the marketing, sale and distribution of Product, clinical and regulatory matters relating to Product, (ii) minimizing any disruption to the marketing, sale and distribution of Product that might result from or in connection with the transactions contemplated hereby, by the Asset Purchase Agreement and by the Agreement; and (iii) assuring continued compliance with regulatory requirements relating to Product. Saturn further agrees to use commercially reasonable efforts to enforce Saturn’s rights under the Transition Services Agreement, as determined in accordance with Saturn’s good faith business judgment.

(b) The Parties shall establish a transition team (the “Transition Team”), which shall consist of six (6) members, three of whom shall be designated by Saturn and three of whom shall be designated by Indevus. The initial members of the Transition Team are set forth on Schedule C. The Transition Team will be comprised of senior representatives (with at least one member at the vice president level) from each of Indevus and Saturn. A Party may designate a substitute to temporarily attend and perform the functions of such Party’s designee at any meeting of the Transition Team provided that such designee has appropriate expertise. The Transition Team shall be subordinate to and shall report to the Steering Committee and shall be chaired by Indevus.

(c) The Transition Team shall be responsible for creating plans for the transition contemplated by this Amendment and Consent. The plans will include a time line and understanding of roles and responsibilities contemplated by this Amendment and Consent and the Transition Services Agreement. The Transition Team will also have responsibility for coordinating effective communication of progress and issues that arise between the Parties. Special meetings of the Transition Team may be called by any Party upon no less than ten (10) days’ prior written notice to the other Parties, which notice must be accompanied by a written agenda of items to be discussed at such special meeting. The Parties will bear their own expenses with respect to such Party’s participation in the Transition Team. The rights and obligations of the Parties under Paragraph 5 (b) and (c) will terminate 180 days after the Amendment Effective Date unless otherwise mutually agreed by the Parties.

6. Additional Covenants of the Parties.

(a) None of the Parties to this Amendment and Consent (including PLIVA), nor any of their respective Affiliates or agents, will issue, or cause to be issued, any press release or otherwise make, or cause to be made, any public statement, comment or remark with respect to the Product, the Agreement, this Amendment and Consent, any of the other Parties to this Amendment and Consent or any of the transactions conducted under or contemplated by the Agreement, this Amendment and Consent or the Asset Purchase Agreement which would reasonably be construed to materially disparage, criticize or denigrate the Product, the Agreement, this Amendment and Consent, any of the other Parties to this Amendment and Consent or any of the transactions conducted under or contemplated by the Agreement, this Amendment and Consent or the Asset Purchase Agreement.

(b) Each of Odyssey and PLIVA hereby covenant and agree with and for the benefit of Indevus, in connection with this Amendment and Consent and the consummation of the Assignment and Assumption, that for a period of ten (10) years from and after the date hereof, neither Odyssey nor PLIVA, nor any of their respective Affiliates shall, directly or indirectly (i) be the first applicant to submit an ANDA relating to, or be the first entity to commence the marketing, distribution or sale of, any generic version of Product; or (ii) use any Indevus Intellectual Property or any Proprietary Information in connection with the development or commercialization of any product that contains Compound as an active ingredient. The foregoing shall not reduce any obligations of Odyssey or PLIVA to Saturn under the Asset Purchase Agreement.

Each of Odyssey and PLIVA acknowledges that in view of the nature of the transactions contemplated by the Agreement, the Asset Purchase Agreement and this Amendment and Consent and the objectives of the respective parties in entering into the Asset Purchase Agreement and this Amendment and Consent, the restrictions contained in this Paragraph 6 (b) are reasonable and necessary to protect the legitimate business interests of Indevus after the Amendment Effective Date, and that any breach or threatened breach of the provisions of this Paragraph 6 (b) will cause irreparable injury to Indevus for which an adequate monetary remedy does not exist. Accordingly, in the event of any such breach or threatened breach of this Paragraph 6 (b), Indevus shall be entitled, in addition to the exercise of other remedies, to seek and obtain injunctive relief, without necessity of posting a bond, restraining Odyssey or PLIVA, as the case may be, from committing such breach or threatened breach.

7. Press Releases.

This Amendment and Consent shall be subject to Section 11.5 (b) of the Agreement, the provisions of which are incorporated by reference herein, provided, however, that for purposes of this Paragraph 7 of this Amendment and Consent, the term “Party” in such Section 11.5 (b) shall mean Indevus, Saturn, Odyssey or PLIVA.

8. Indevus Consent and Waiver

(a) In consideration for the agreements and covenants of the other Parties to this Amendment and Consent, Indevus hereby consents to Odyssey’s assignment of the Agreement, as amended as set forth in this Amendment and Consent, to Saturn.

(b) Subject to Odyssey’s compliance with and performance of its obligations under this Amendment and Consent, including the Odyssey Retained Obligations, and under the Transition Services Agreement between Odyssey and Saturn as contemplated by the Asset

Purchase Agreement, Indevus hereby waives, solely with respect to the period commencing as of the date hereof through the Amendment Effective Date, provided the Amendment Effective Date occurs on or before July 31, 2005, any breach by Odyssey during such period of Odyssey’s obligations under Sections 5.3(a), 5.3(b) and 5.3(f) of the Agreement; provided further, that in the event of any such breach that would, pursuant to the terms of the Agreement, give Indevus the right to terminate the Agreement, and in the event the Amendment Effective Date occurs after July 31, 2005, Indevus and Odyssey agree to negotiate in good faith during the sixty-day cure period referred to in Section 12.2 (c) of the Agreement mutually acceptable amendments to the Agreement. All references in this Paragraph 8 (b) to (i) the “Agreement” are, for purposes of this Paragraph 8 (b), to the Agreement as in effect prior to and without giving effect to any of the amendments to the Agreement contemplated by and set forth in Paragraph 2 of this Amendment and Consent and (ii) July 31, 2005 shall be changed to August 31, 2005 in the event the Amendment Effective Date occurs after July 31, 2005 because the closing under the Asset Purchase Agreement has not occurred by July 31, 2005 due to the failure of the condition set forth in Section 7.5 or Section 8.6 of the Asset Purchase Agreement.

9. Representations and Warranties.

(a) Each Party to this Amendment and Consent represents and warrants to the other Parties to this Amendment and Consent that the representations and warranties set forth in Section 7.1 and 7.4 of the Agreement, the provisions of which are hereby incorporated by reference herein (except that for purposes of this Paragraph 9 of this Amendment and Consent, (i) each reference to “Party” therein shall mean each Party to this Amendment and Consent; and (ii) each reference to the “Agreement” therein shall be deemed to include this Amendment and Consent), are true and accurate as of the Amendment Effective Date.

(b) Additional Representations and Warranties of Indevus. Indevus represents and warrants to Saturn that the representations and warranties set forth in Section 7.2 of the Agreement except for Section 7.2 (i), the provisions of which are hereby incorporated by reference herein, are true and accurate as of the Amendment Effective Date, except that with respect to Section 7.2 (b) Indevus makes no representations or warranties with respect to the Trademarks.

(c) Additional Representations and Warranties of Saturn. Saturn hereby represents and warrants to Indevus that as of the date hereof and, except as otherwise noted, also as of the Amendment Effective Date:

(i) Saturn has previously delivered to Indevus a true and complete copy of the pro forma balance sheet for Saturn as of June 30, 2005 (the “Pro Forma Balance Sheet”); the Pro Forma Balance Sheet represents Saturn’s good faith estimates as of the date hereof of the pro forma effect as of the Amendment Effective Date on Saturn’s May 12, 2005 balance sheet to the Assignment and Assumption, the funding of the amounts referred to in the Financing Commitments, and the closing of the transactions contemplated by the Asset Purchase Agreement, including payment of the Purchase Price; Saturn’s May 12, 2005 balance sheet was prepared in good faith by Saturn and fairly presents in all material respects the financial condition of Saturn as of such date, subject to normal year-end adjustments;

(ii) Saturn in good faith estimates as of the date hereof that it will have as of the Amendment Effective Date a Pro Forma Net Worth of at least US$[*]; as of the Amendment Effective Date the aggregate amount of Saturn’s cash, cash equivalents, marketable securities and available credit under Saturn’s credit facilities shall be at least than $[*];

(iii) Attached hereto as Exhibit F are complete and correct copies of commitment letters from each of Domain Partners VI, L.P., New Enterprise Associates 11, Limited Partnership and Lighthouse Capital Partners V, L.P. (the “Financing Commitments”); to the best of Saturn’s knowledge, the Financing Commitments are in full force and effect and Saturn is not aware of any fact, occurrence or condition which would cause it to believe that the financings referenced in the Financing Commitments will not be consummated as of the Amendment Effective Date; giving effect to the financings referenced in the Financing Commitments Saturn has sufficient cash and other cash equivalents to pay the Purchase Price and perform and consummate the obligations to be performed by Saturn at the Closing (as defined in the Asset Purchase Agreement) under the Asset Purchase Agreement;

(iv) Saturn has delivered to Indevus complete and correct copies of the Asset Purchase Agreement, including the Exhibits and Schedules thereto (subject to redaction of the financial terms thereof); as of the date hereof, to the best of Saturn’s knowledge, the Asset Purchase Agreement is in full force and effect and Saturn is not aware of any fact, occurrence or condition which would reasonably cause it to believe that the transactions contemplated by the Asset Purchase Agreement will not be consummated as set forth therein;

(v) As of the Amendment Effective Date, Saturn has in effect a Commercial General Liability Insurance policy or policies (including coverage for Product Liability, Contractual Liability, Bodily Injury, Property Damage and Personal Injury), with minimum limits of $20 million per occurrence and in the aggregate, which insurance shall insure against all liability arising out of the manufacture, use, sale, distribution, or marketing of Product in the Territory; and

(vi) Saturn has utilized its own scientific, marketing and distribution expertise and experience to analyze and evaluate both the scientific and commercial value of the Product and has solely relied on such analysis and evaluation in deciding to enter into this Amendment and Consent.

(d) Additional Representations and Warranties of Odyssey. Odyssey hereby represents and warrants to Indevus that as of the date hereof and as of the Amendment Effective Date:

(i) Odyssey has delivered to Indevus complete and correct copies of the Asset Purchase Agreement, including the Exhibits and Schedules thereto (subject to redaction of the financial terms thereof); as of the date hereof, the Asset Purchase Agreement is in full force and effect and Odyssey is not aware of any fact, occurrence or condition which would reasonably cause it to believe that the transactions contemplated by the Asset Purchase Agreement will not be consummated as set forth therein;

[*]	CONFIDENTIAL TREATMENT REQUESTED

(ii) To the best of Odyssey’s knowledge, the Trademarks are not subject to any encumbrance, lien or claim of ownership by any Third Party; and

(iii) No claim or demand has been asserted in writing against Odyssey or any of its Affiliates alleging trademark infringement resulting from the use and/or registration of the SANCTURA Trademark.

10. Brokers’ Fees and Finders’ Fees.

Each party shall bear its own fees and expenses, including broker’s fees, in connection with this Amendment and Consent and the transactions contemplated hereby.

11. Other.

(a) From and after the Amendment Effective Date, except as otherwise set forth in this Amendment and Consent, all references to the Agreement shall mean the Agreement as amended by this Amendment and Consent. Except as expressly amended by this Amendment and Consent, all of the provisions of the Agreement shall remain in full force and effect.

(b) This Amendment and Consent may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(c) This Amendment and Consent shall be governed by and construed in accordance with the laws of the State of New York without reference to any rules of conflict of laws. All actions and proceedings arising out of or relating to this Amendment and Consent shall be heard and determined in any New York State or federal court sitting in the City of New York, County of Manhattan, and the Parties hereto (including PLIVA) hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive any defense of an inconvenient forum to the maintenance of any such action or proceeding.

(d) All notices, requests and other communications hereunder shall be in writing and shall be personally delivered or sent by facsimile transmission (and promptly confirmed by personal delivery, registered or certified mail or overnight courier) or by registered or certified mail, return receipt requested, postage prepaid, or sent by nationally-recognized overnight courier, in each case to the respective address specified below, or such other address as may be specified in writing to the other parties hereto:

if to Indevus to:

INDEVUS PHARMACEUTICALS, INC.

99 Hayden Avenue, Suite 200

Lexington, MA 02421

Attention: President

Fax No.: 781-862-3859

if to Odyssey to:

ODYSSEY PHARMACEUTICALS, INC.

200 Park Avenue

Florham Park, NJ 07932

Attention: General Counsel

Fax No.: 973-952-1252

if to Saturn to:

SATURN PHARMACEUTICALS, INC.

c/o Domain Associates

One Palmer Square, Suite 515

Princeton, NJ 08542

Attention: President

Fax No. 609-683-9789

12. Trademark Security Interest.

In the event at any time from and after the date hereof through the Agreement Term, Saturn intends to grant to any Third Party any security interest in, or create any other lien or encumbrance on any of the Trademarks, Saturn shall, prior to taking any such action, in order to secure the payment and performance of Saturn’s obligations hereunder and under the Agreement, grant to Indevus a security interest in and to all of Saturn’s right, title and interest in the Trademarks including Saturn’s rights thereto under the Asset Purchase Agreement (the “Trademark Security Interest”). Saturn will execute, deliver, file and record any statement, instrument, agreement or other document and take any other action (including, without limitation, any filings with the United States Patent and Trademark Office and any filings of financing or continuation statements under the Uniform Commercial Code) in order to create, preserve, upgrade in rank, perfect, confirm or validate the Trademark Security Interest or enable Indevus to obtain the full benefits of the Trademark Security Interest.

[remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the Parties have executed this Amendment and Consent as of the date first set forth above.

Indevus Pharmaceuticals, Inc.

By:	/s/ Glenn L. Cooper
Name:	Glenn L. Cooper
Title:	Chairman and CEO

Odyssey Pharmaceuticals, Inc.

By:	/s/ Wayne P. Yetter
Name:	Wayne Yetter
Title:	President and CEO

Saturn Pharmaceuticals, Inc.

By:	/s/ Richard Lane
Name:	Richard Lane
Title:

The undersigned, PLIVA d.d., hereby agrees to the provisions of Paragraphs 4, 6, 7 and 11 of this Amendment and Consent:

PLIVA d.d.

By:	/s/ Ivan Mijatovic
Name:	Ivan Mijatovic
Title:	Vice President of the Management Board and CFO

SCHEDULE A

SCHEDULE 1.98

SUBSTANTIAL ISSUES

[*]

[*]	CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE B

ODYSSEY RETAINED OBLIGATIONS PAYABLE ON AMENDMENT EFFECTIVE DATE

1. The unpaid portion of Sublicensing Royalties and Third Party Royalties payable pursuant to Amendment No. 1 to the Agreement dated as of April 30, 2005 (“Amendment No. 1”) aggregating, as of the date hereof, $1,390,344.

2. Sublicensing Royalties and Third Party Royalties payable with respect to shipments of Product prior to the Amendment Effective Date in excess of the $14,678,000 of gross sales of Product referred to in Amendment No. 1 aggregating, as of the date hereof, $674,776.

3. The amounts payable by Odyssey to Indevus in connection with the [*]clinical trial as presently in effect (excluding overhead) aggregating, as of the date hereof, $773,515, subject to adjustment for actual expenses incurred in connection with this trial through the period ending three (3) months after the Amendment Effective Date.

4. The Minimum Supply Fee payable by Odyssey to Indevus pursuant to Section 14.5 (c) of the Agreement, aggregating, as of the date hereof, $128,847, provided, however, that Indevus will refund to Odyssey any portion of such Minimum Supply Fee that Indevus is not required to pay to Madaus.

5. The amounts payable by Odyssey to Indevus as Sales Force Reimbursement for the Indevus Dedicated Sales Force under Section 6.4 (c) of the Agreement through the Amendment Effective Date (pro-rated for any partial month), aggregating, as of the date hereof, $271,714.

6. Unpaid amounts for Finished Product and Samples ordered by Odyssey under Article 14 of the Agreement prior to the Amendment Effective Date, aggregating as of the date hereof, $2,585,290 if for blister packaging, and $2,417,210 if for packaging in bottles; which amount includes the FDA establishment fee paid by Indevus which is attributable solely to SANCTURA.

7. Amounts payable by Odyssey to Indevus in connection with the [*]clinical trial as presently in effect (excluding overhead) aggregating, as of the date hereof, $240,211, subject to adjustment for actual expenses incurred in connection with this trial through the period ending three (3) months after the Amendment Effective Date.

[*]	CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE C

TRANSITION TEAM MEMBERS

Indevus:

[*]

Saturn:

[*]

[*]	CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE D

SCHEDULE 3.1

INITIAL STEERING COMMITTEE MEMBERS

Indevus designees:

[*]

Saturn designees:

[*]

[*]	CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 3.2

INITIAL DEVELOPMENT COMMITTEE MEMBERS

Indevus designees:

[*]

Saturn designees:

[*]

[*]	CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 3.3

INITIAL MARKETING COMMITTEE MEMBERS

Indevus designees:

[*]

Saturn designees:

[*]

[*]	CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE E

SCHEDULE 5.2(a/b)

Detail Requirements

INDEVUS:

A.	Annual Indevus Details:

Detail Requirements Period (through 2007): [*]

B.	Quarterly Indevus Details (as a percentage of Annual Indevus Details):

Quarter Ending March 31:	[*]%
Quarter Ending June 30:	[*]%
Quarter Ending September 30:	[*]%
Quarter Ending December 31:	[*]%

[*]	CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT F

Financing Commitments

Referenced Commitment Letters provided under separate cover by Saturn simultaneously with the execution and delivery of this Amendment and Consent.